Exhibit 99.1

FOR IMMEDIATE RELEASE:

THE PANTRY COMMENCES EXCHANGE OFFER

FOR ITS 8.375% SENIOR NOTES DUE 2020

CARY, NC, April 24, 2013 – The Pantry, Inc. (NASDAQ: PTRY) announced today the commencement, on Wednesday, April 24, 2013, of its offer to exchange (the “Exchange Offer”) up to $250,000,000 aggregate principal amount of its 8.375% Senior Notes due 2020 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Act”), for an equal aggregate principal amount of its outstanding 8.375% Senior Notes due 2020 (the “Old Notes”), which are not registered under the Act. The exchange offer commenced on April 24, 2013 and will expire at 5:00 p.m., New York City time, on May 23, 2013.

The terms of the New Notes are substantially identical to the terms of the Old Notes issued in August 2012, except that the New Notes have been registered under the Act and will not be subject to the restrictions on transfer or provisions relating to additional interest applicable to the Old Notes. The New Notes evidence the same debt as the Old Notes they replace and are issued under and entitled to the benefits of the indenture that governs the Old Notes.

The Pantry will accept for exchange all Old Notes validly tendered and not validly withdrawn prior the expiration of the exchange offer at 5:00 p.m., New York City time, on May 23, 2013, unless extended.

The terms of the exchange offer and other information relating to The Pantry are set forth in a prospectus dated April 24, 2013. A written prospectus providing the terms of the exchange offer may be obtained from U.S. Bank National Association, which is serving as the exchange agent for the exchange offer by contacting:

U.S. Bank National Association

Specialized Finance

60 Livingston Avenue

St. Paul, MN 55104

Mailcode: EP-MN-WS2N

Telephone: (651) 466-6752

This press release is neither an offer to purchase the Old Notes nor a solicitation of an offer to buy the New Notes or any other security. The exchange offer is being made only pursuant to the prospectus dated April 24, 2013 and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About The Pantry

Headquartered in Cary, North Carolina, The Pantry, Inc. is a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country. The Company operates 1,568 stores in thirteen states under select banners, including Kangaroo Express®, its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as fuel and other ancillary services designed to appeal to the convenience needs of its customers.

Forward Looking Statements

The statements in this press release that are not historical facts are forward looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward looking statements as a result of various factors. Such factors include those risks described from time to time in The Pantry’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent reports. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward looking statements. The Pantry does not undertake to update any forward looking statements in this press release or with respect to matters described herein.

SOURCE: The Pantry, Inc.

Contact: Andrew Hinton

(919) 774-6700